EXHIBIT 10.1

AWARD NOTICE
UNDER THE FIFTH AMENDED AND RESTATED
ANSYS, INC. 1996 STOCK OPTION AND GRANT PLAN

Name of Participant:
Target Award:
Grant Date of Target Award: March 5, 2017

Performance Cycles:     January 1, 2017 to December 31, 2017
                January 1, 2018 to December 31, 2018
                January 1, 2019 to December 31, 2019

Pursuant to the Fifth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan (the “Plan”), ANSYS, Inc., a Delaware corporation, (the “Company”) has selected the Participant named above to be awarded the Target Award specified above, subject to the terms and conditions of the Plan and this Award Notice. Capitalized terms used but not defined in this Award Notice shall have the meaning given such terms in the Plan. A copy of the Plan is attached hereto as Exhibit A.
1.Acceptance of Award. The total number of Restricted Stock Units that may be credited to the Participant (if any) shall be determined by the Company’s performance for the Performance Cycles specified above, as set forth in Section 5 below. One third of the Target Award is eligible to be credited for each Performance Cycle (the “Annual Target”). The actual number of Restricted Stock Units that may be credited could be up to 200% of the Target Award and could also be lower than the Target Award and could be zero.
2.Termination of Employment. Subject to Sections 3 and 5(a) below, a Participant must be employed through the last day of the final Performance Cycle to vest in any of the Restricted Stock Units that may be credited with respect to all three Performance Cycles, and all Restricted Stock Units not yet vested upon the termination of the Participant’s employment with the Company (or a Subsidiary(ies) as applicable) for any reason shall automatically be forfeited as of the date of termination of employment.
3.Transaction. Upon a Transaction, the Award shall be treated as specified in Section 3(c) of the Plan.
4.Issuance of Shares.
(a)    Each Restricted Stock Unit relates to one share of the Company’s Stock. Shares of Stock (if any) shall be issued in settlement of any credited Restricted Stock Units within 74 days after the end of the final Performance Cycle, subject to the Participant’s continued employment with the Company through the last day of the final Performance Cycle; provided that, in the event at least 100% of the Annual Target is met with respect to the 2017 Performance Cycle, 2018 Performance Cycle or 2019 Performance Cycle, as applicable, then 50% of the credited Restricted Stock Units with respect to such Performance Cycle shall be deemed vested as of the last day of such Performance Cycle and shall be paid within 74 days after the end of such Performance Cycle. Shares of Stock (if any) shall be delivered to the Participant in accordance with the terms of this Award Notice and of the Plan, upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on the Participant.
(b)    Until such time as shares of Stock are issued to the Participant pursuant to the terms hereof and of the Plan, the Participant shall have no rights as a stockholder with respect to any shares of Stock underlying the Restricted Stock Units, including but not limited to any voting rights.

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5.Determination and Payment of Awards
(a)    The Annual Target shall become credited based on achievement by the Company of the Performance Criteria for the applicable Performance Cycle as set forth in Exhibit B attached hereto (as updated for each Performance Cycle) and incorporated herein by reference, subject to the Participant’s continued employment with the Company through the conclusion of the final Performance Cycle, except as set forth in Section 3 above and in the following sentence. Notwithstanding the foregoing, if at least 100% of the Annual Target is achieved with respect to the 2017 Performance Cycle, 2018 Performance Cycle or 2019 Performance Cycle, as applicable, then 50% of the credited Restricted Stock Units with respect to such Performance Cycle shall be deemed vested as of the last day of such Performance Cycle and the remaining 50% shall vest subject to the Participant’s continued employment with the Company through the conclusion of the final Performance Cycle. For purposes of clarity and by way of example: If, during the Performance Cycle ending December 31, 2017, (i) the Participant is credited 75% of the Annual Target for the 2017 Performance Cycle, determined by reference to the Performance Criteria included in Exhibit B, 25% of the Annual Target shall be forfeited and the credited Restricted Stock Units (75% of the Annual Target) shall vest and be settled if the Participant remains employed through the last day of the end of the final Performance Cycle and (ii) if the Participant is credited 130% of the Annual Target for the 2017 Performance Cycle, determined by reference to the Performance Criteria included in Exhibit B, then 65% of the Annual Target (i.e., 50% of the Restricted Stock Units that were credited as of the end of the 2017 Performance Cycle) shall vest and be settled within 74 days following the last day of the 2017 Performance Cycle and the remaining 65% of the Annual Target shall vest and be settled if the Participant remains employed through the last day of the end of the final Performance Cycle.
(b)    For purposes of this Section 5, the following definitions shall apply:
(i)    “Revenue” means non-GAAP revenue as reported in the Company’s public filings.
(ii)    “Operating Margin” means non-GAAP operating margin percent as reported in the Company’s public filings.
(c)    For purposes of the foregoing definitions, (1) there shall be constant currency measurement for both Revenue compared to the prior year and Operating Margin; (1) future years’ annual performance targets will be designed to exclude future acquisitions depending on the closing date, subject to the Committee’s discretion; and (iii) the Committee shall assess the materiality of any merger or acquisition and reserves the discretion to determine the impact thereof on the applicable targets.
(d)    The Committee, at its first regular meeting following the conclusion of each Performance Cycle and the delivery to the Company of its audited financial statements for such Performance Cycle, shall determine the actual number of Restricted Stock Units that will be deemed to have been credited and vested (if applicable) as of the final day of such Performance Cycle, in accordance with the Performance Criteria set forth in Exhibit B.
(e)    Notwithstanding the foregoing, as soon as practicable (but in no event later than 74 days) following the conclusion of the final (third) Performance Cycle, the Restricted Stock Units that were credited over all three Performance Cycles, if any, will vest and be settled in an equal number of shares of Stock, subject to the Participant’s continued employment with the Company; provided however, that with respect to any Restricted Stock Units that vested as of the last day of the 2017 Performance Cycle, 2018 Performance Cycle or 2019 Performance Cycle, as applicable, such Restricted Stock Units shall be paid as soon as practicable (but in no event later than 74 days) following the conclusion of such Performance Cycle.
6.    Non-Competition and Non-Solicitation. As additional consideration for the grant of this Award to the Participant, the Participant hereby agrees that he or she shall not, at anytime during his or her employment with the Company or any Subsidiary, [for non-California employees only: and for a period of one year immediately after the termination of such employment (no matter if terminated by the Participant or the Company and no matter what the reason for that termination),] engage for any reason, directly or indirectly, whether as owner, part-owner,

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shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, on behalf of himself or herself or any firm, corporation or other business organization other than the Company and its subsidiaries, in any one or more of the following activities:
(a)    the development, marketing, solicitation, or selling of any product or service that is competitive with the products or services of the Company, or products or services that the Company has under development or that are subject to active planning at any time during Participant’s employment;
(b)    the use of any of the Company’s confidential or proprietary information, copyrights, patents or trade secrets which was acquired by the Participant as an employee of the Company and its subsidiaries; or
(c)    any activity for the purpose of inducing, encouraging, or arranging for the employment or engagement by anyone other than the Company and its subsidiaries of any employee, officer, director, agent, consultant, or sales representative of the Company and its subsidiaries or attempt to engage any of them in a manner which would deprive the Company and its subsidiaries of their services or place them in a conflict of interest with the Company and its subsidiaries.
The Participant acknowledges and agrees that the activities set forth in (a)-(c) (above) are adverse to the Company’s interests, and that it would be inequitable for Participant to benefit from this Award should Participant engage in any such activities during or within one year after termination of his or her employment with the Company. The Participant may be released from his or her obligations as stated above only if the Committee (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company and its subsidiaries.
7.    Claw-Back of Award Proceeds. The Committee shall have the authority to unilaterally terminate this Award and/or cause some or all of the proceeds relating to this Award that have been received by the Participant to become immediately due and payable by the Participant to the Company upon the occurrence of any of the following events:
(a)    the Participant’s violation of Section 6 of this Agreement (entitled Non-Competition and Non-Solicitation);
(b)    the material restatement of the Company’s financial statements due to misconduct by the Participant;
(c)    the material restatement of the Company’s financial statements that results in the Participant receiving more compensation under the Award than the Participant would have received absent the incorrect financial statements.
The determination of whether any of the foregoing events has occurred and the extent of the application of this Section to the Participant and this Award shall be determined by the Committee in its sole discretion.
8.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award Notice shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2 of the Plan.
9.    Transferability. This Award is personal to the Participant, is non-assignable and is not transferable by Participant in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. The Stock to be issued upon the vesting of this Award to the Participant shall be issued, during the Participant’s lifetime, only to the Participant, and thereafter, only to the Participant’s beneficiary. The Participant may designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company.

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10.    Section 409A.  This Award is intended as a short-term deferral, and to not be subject to any tax, penalty, or interest under, Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.  This Award, this Agreement and the Plan (as to the Award) shall be construed and interpreted consistent with such intent.
11.    Tax Withholding. Any issuance of shares of Stock to a Participant shall be subject to tax withholding. The minimum tax withholding obligation shall be satisfied through a net issuance of shares. The Company shall withhold from shares of Stock to be issued to the Participant a number of shares of Stock with an aggregate fair market value that would satisfy the minimum withholding amount due.
12.    No Contract for Continuing Services. Neither the Plan nor this Award Notice shall be construed as creating any contract for continued services between the Company or any of its subsidiaries and the Participant and nothing herein contained shall give the Participant the right to be retained as an employee or consultant of the Company or any of its subsidiaries.
13.    Mandatory Arbitration. The Participant and the Company agree that any dispute or claim arising out of or in any way related to (i) the Participant’s employment with the Company, and/or (ii) this Agreement or any breach hereof, this Award, the Plan and/or any actions taken under the Plan, to the fullest extent permitted by law, shall be submitted to and resolved by confidential, binding arbitration by a single, neutral arbitrator. The arbitration shall be held in the county where the Company has an office at which the Participant provides services (for remote Participants, the nearest county where the Company has an office) or any other locale to which the parties jointly agree. The arbitration shall be administered by and under the auspices of JAMS in accordance with the then-current Employment Arbitration Rules & Procedures of JAMS (which are available at www.jamsadr.com/rules-employment). Arbitrator selection and discovery shall be conducted pursuant to the JAMS Rules. The arbitrator shall issue a written award setting forth the essential findings and conclusions on which the award is based, which shall be final and binding and judgment thereon may be entered in any court of competent jurisdiction. Other than an amount equal to the fee for filing such an action in the local state court, which amount the Participant shall pay toward the costs of the arbitration, the Company shall bear the administrative, filing and forum costs of the arbitration, including the JAMS administrative fees and the arbitrator’s fees. Except as otherwise provided by law or in the arbitrator’s ruling, each party shall otherwise bear its own respective attorneys’ fees and costs of the arbitration. The Participant and the Company agree that each may bring claims against the other only in an individual capacity, and not as a plaintiff, claimant or class member in any purported class action, collective action or other representative proceeding, or otherwise seeking to represent the interests of any other person. This agreement to arbitrate shall survive any separation of the Participant’s employment. Notwithstanding the foregoing, nothing herein or otherwise shall preclude the Company from pursuing a court action for the purpose of obtaining a temporary restraining order or other injunctive relief to enforce any restrictive covenants the Participant has with or for the benefit of the Company.
14.    General Release of Claims by the Participant.
(a)As a condition of and in consideration for the promises made by the Company herein, including without limitation to provide the Award hereunder, the Participant hereby knowingly and voluntarily releases and discharges to the fullest extent permitted by law the Company and its past, present and future parents, subsidiaries, affiliates, and related entities, any and all of its or their past, present or future directors, shareholders, officers, executives, employees, and/or agents, and/or its and their respective predecessors, successors, and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all claims and causes of action whatsoever, in law or in equity, known or unknown, which the Participant ever had, has or may have against the Company and/or any or all of the other Company Releasees for, upon, or by reason of any matter whatsoever up to the date on which the Participant signs this Agreement (individually and collectively, “Claims”). The parties intend the foregoing to be a general release of any and all Claims to the fullest extent permissible by law. Notwithstanding the foregoing, nothing herein is a release by the Participant of (A) any rights or Claims with respect to accrued and vested benefits and/or previously awarded equity interests, subject in each instance to the terms and conditions of any applicable plan, grant, and/or agreement pertaining to such benefits, awards or interests and

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applicable law, (B) any rights or Claims arising under or to enforce this Agreement, or (C) any rights or Claims that, under applicable law, cannot lawfully be released by private agreement or otherwise.
(b)    FOR CALIFORNIA RESIDENTS ONLY: In granting the foregoing release, the Participant acknowledges that he/she has been advised to consult with legal counsel and is familiar with the provision of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
Being aware of said Code section, the Participant hereby expressly waives any rights the Participant may have thereunder, as well as under any other state or federal statutes or common law principles of similar effect.
(c)    Nothing contained in this Agreement (including the foregoing general release) limits the Participant’s ability to file a charge or complaint with any federal, state or local governmental agency, commission or regulatory entity (a “Government Agency”). If the Participant files any charge or complaint with any Government Agency, if any Government Agency pursues any charge or claim on the Participant’s behalf, or if any other third party pursues any claim or charge on the Participant’s behalf, the Participant waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided, however, that nothing in this Agreement limits any right the Participant may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. The Participant represents that he/she is not aware of any unlawful conduct or violations of any federal, state or local law, rule or regulation by the Company and/or any other Company Releasees or any basis to bring a charge or complaint to any Government Agency.
15.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
16.    Severability. If any provision(s) hereof shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.
17.    Counterparts. For the convenience of the parties and to facilitate execution, this document may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.
18.    Time to Review and Accept; Right to Revoke; Effective Date. The Participant is advised by the Company to consult with an attorney in connection with this Agreement. The Participant understands that as part of his/her agreement to release Claims against the Company and the other Company Releasees, the Participant is releasing Claims for age discrimination under the federal Age Discrimination in Employment Act (the “ADEA”). Accordingly, the Participant has the right, and acknowledges that he/she has been given the opportunity, to review and consider this Agreement for a period of twenty-one (21) days from the Participant’s receipt of this Agreement before signing it (the “Review Period”). To accept this Agreement and the Award granted hereunder, the Participant must return a signed original or signed .pdf copy of this Agreement to: [NAME, TITLE, ADDRESS; E-MAIL ADDRESS] at any time before the end of the Review Period. If the Participant signs this Agreement before the end of the Review Period, the Participant acknowledges that such decision was voluntary and that he/she had the opportunity to consider this Agreement for the full Review Period. For the period of seven (7) days from the date when the Participant signs this Agreement, the Participant has the right to revoke this Agreement by written notice to [NAME, TITLE, ADDRESS; E-MAIL ADDRESS], provided such notice is delivered so that it is received at or before the expiration of the 7-day revocation period. This Agreement shall not become effective or enforceable during the revocation period. If timely accepted and not revoked by the Participant prior to the end of the revocation

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period, this Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”). If not timely accepted or if (after timely signing) the Participant revokes prior to the expiration of the revocation period, this Agreement shall not become effective and the Participant will not be entitled to or receive the Award granted hereunder and/or such Award shall be rescinded.
19.    Knowing and Voluntary Agreement. By signing this Agreement, the Participant acknowledges and represents that the Participant (a) has carefully read this Agreement in its entirety; (b) is hereby advised by the Company in writing to consult with an attorney of the Participant’s choice before signing this Agreement; (c) has been afforded and has had a full and reasonable opportunity and period of time of at least 21 days to consider the terms and conditions of this Agreement; (d) fully understands the meaning and significance, and consequences, of all of the terms and conditions of this Agreement (including without limitation the general release given by the Participant in this Agreement); and (e) is signing this Agreement knowingly, voluntarily and of the Participant’s own free will and with the intent to be fully bound hereby.

ANSYS, INC.
By:    _______________________________
Name: _________________________
Title: _________________________
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.
Dated:    ______________________
________________________
Participant’s Signature

Participant’s name and address:

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